 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Community Capital Corporation

We consent to the incorporation by reference in Community Capital Corporation's Registration Statement on Form S-3 (No. 333-66402), relating to the Community Capital Corporation Dividend Reinvestment Plan, and the Registration Statement on Form S-8 (No. 333-116856) related to the Community Capital Corporation 2004 Equity Incentive Plan of our report dated March 12, 2009, which is included in Community Capital Corporation's Annual Report on Form 10-K as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008.

/s/ Elliott Davis, LLC
Greenville, South Carolina
March 18, 2009